"The Needham Funds, Inc."
10f-3 Transactions
         Shares Purchased
Company Ticker Trade Date Executing Broker Needham Manager or Co-Manager? IPO or Secondary Total Offering Offering Price / Fund Price Paid  Needham Growth Fund Needham Aggressive Growth Fund Needham Small Cap Growth Fund Lead Managers
"Box, Inc. Class A" BOX 1/22/15 Morgan Stanley no IPO " $12,500,000.00 "  14.00    590   246   126  "Morgan Stanley, Credit Suisse Securities USA, JP Morgan Securities "
"Spark Therapeutics, Inc." ONCE 1/30/15 JP Morgan no IPO " $7,000,000.00 "  23.00    738   308   157  "JP Morgan, Credit Suisse"
Invitae Corp. NVTA 2/11/15 JP Morgan no IPO " $6,350,000.00 "  16.00    120   50   26  "JP Morgan, Cowen & Co, Leerink Partners LLC"
"GoDaddy, Inc. Class A" GDDY 4/1/15 Morgan Stanley no IPO " $23,000,000.00 "  20.00    586   243   125  "Morgan Stanley, Barclays Capital, Citigroup Inc."
Kornit Digital Ltd. KRNT 4/2/15 Barclays Yes IPO " $7,100,000.00 "  10.00    -    " 2,500 " " 2,500 " "Barclays Capital, Citigroup Inc."
Apigee Corporation APIC 4/24/15 Morgan Stanley no IPO  " $5,115,000.00 "  17.00    297   125   62  "Morgan Stanley, Credit Suisse, JP Morgan  "
"Shopify, Inc. Class A" SHOP 5/21/15 Morgan Stanley no IPO " $7,700,000.00 "  17.00    301   125   61  "Morgan Stanley, Credit Suisse, RBC Dominion Securities "
"DAVIDsTEA, Inc." DTEA 6/5/15 Goldman Sachs no IPO " $5,100,000.00 "  19.00    299   127   61  "Goldman Sachs, JP Morgan Securities, Bank of America Merrill Lynch"
AppFolio Inc. Class A APPF 6/26/15 Morgan Stanley no IPO " $6,200,000.00 "  12.00    296   125   61  "Morgan Stanley, Credit Suisse"